Exhibit 10.1

18706 NORTH CREEK PARKWAY SUITE 104 BOTHELL, WA 98011

May 18, 2023

Andrew Gengos

[Address]

[Email]

Dear Andrew:

We are pleased to offer you a position with Athira Pharma, Inc. (the “Company”). If you decide to join us, you will become part of a fast-paced and dedicated team that works together to accelerate the development of life changing therapeutics.

Effective as of Thursday, May 18, 2023, you will serve as Chief Financial Officer/Chief Business Officer and will report to the Company’s Chief Executive Officer. You will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Company’s Chief Executive Officer. By accepting this offer, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

You will perform your duties from Massachusetts but will travel to Company’s corporate offices located in Bothell, Washington as reasonably required by the Company and necessary to perform your job duties. You will be reimbursed for reasonable approved expenses incurred during the course of business, including travel.

If you decide to join us, your full-time annual base salary will be $465,000.00 which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment by the Company from time to time.

You will first be eligible for an annual discretionary performance bonus for the 2023 calendar year, which will be payable in 2024. The annual discretionary performance bonus will be in an amount up to 40% of your base salary. Your 2023 annual bonus will be prorated for the portion of the fiscal year you were employed by the Company (beginning with your employment start date). You will also be eligible to participate in other discretionary bonus plans and programs established by the Company for its employees from time to time, subject to the applicable terms and conditions thereof, including without limitation any eligibility requirements. Unless determined otherwise by the Company, any bonus will be subject to your continued employment through and until the date of payment and will be subject to any applicable withholdings. Any bonus and the applicable terms and conditions thereof may be adjusted from time to time by the Company in its sole discretion.

As an employee, you are also eligible to receive certain employee benefits in accordance with the terms and conditions of the applicable Company benefit plans and policies, as may be in place from time to time. Notwithstanding anything else in this letter, you should note that Company may modify your salaries and benefits from time to time as it deems necessary and upon prior written notice to you.

18706 NORTH CREEK PARKWAY SUITE 104 BOTHELL, WA 98011

In addition, if you decide to join us, it will be recommended during a meeting of the Company’s Board of Directors (or of its Compensation Committee) that the Company grant you an option to purchase 400,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. One-third (1/3) of the Shares subject to the option shall vest 12 months after the date your vesting begins, no shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall vest monthly over the next 36 months as follows: one-third (1/3) of the Shares subject to the option shall vest in equal monthly amounts over the next 12 months, one-sixth (1/6) of the Shares subject to the option shall vest in equal monthly amounts over the subsequent 12 months, and the remaining one-sixth (1/6) of the Shares subject to the option shall vest in equal monthly amounts over the final 12 months, in each case subject to your continuing eligibility. This option grant shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continue vesting or employment.

Pending Board or Compensation Committee approval, you will be awarded 10,000 Restricted Stock Units (RSUs) as a one-time special incentive stock grant. These shares will vest upon two specific milestones: One half will vest upon completion of enrollment of LIFT, as determined by the Compensation Committee and one half will vest upon public readout of LIFT, in each case subject to your continuing eligibility. The Company will issue the shares upon achievement of the milestone, net of the number of shares required to sell to cover tax obligations. The RSU award shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and form RSU Agreement. Stock is awarded to provide all of us with an opportunity for equity ownership in the Company to share in our future success.

You will be eligible to enter into a Change in Control and Severance Agreement applicable to you based on your position within the Company, subject to approval of the Board. It will specify benefits you may become entitled to receive in connection with a termination of your employment or a change in control of the Company.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required undergo a verification process whereby you provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

18706 NORTH CREEK PARKWAY SUITE 104 BOTHELL, WA 98011

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

The Company acknowledges and agrees that, upon prior written approval of the Company’s CEO, which approval will not be unreasonably withheld, you may serve as a member of the board of directors of up to two (2) companies that do not compete, directly or indirectly, with the Company, or otherwise create a conflict of interest with your duties, position, or responsibilities with the Company, as determined by the Company in its discretion. Notwithstanding, the Company may withdraw such approval if, in its discretion, a conflict is discovered or were to later arise. Any such outside board service must not otherwise violate the terms and conditions of your Confidentiality Agreement (as defined below).

As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and understood the Company’s employee handbook which outlines the policies applicable to all Company employees, including the prohibition of discrimination on the basis of pregnancy and pregnancy-related conditions and the rights of pregnant employees to receive reasonable accommodation for pregnancy-related conditions pursuant to the Massachusetts Pregnant Workers Fairness Act.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. This letter, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s President and Chief Executive Officer or his authorized representative.

We look forward to your favorable reply and to working with you at the Company.

18706 NORTH CREEK PARKWAY SUITE 104 BOTHELL, WA 98011

To accept the Company’s offer, please sign and date this letter below. This offer of employment will terminate if it is not accepted, signed, and returned to the Company by May 19, 2023.

Sincerely,

/s/ Mark Litton
Mark Litton
Chief Executive Officer

Acknowledged and accepted:

/s/ Andrew Gengos
Andrew Gengos

Enclosures

Confidentiality Agreement

Change in Control and Severance Agreement

Earned Sick Time Notice of Employee Rights

PFML Workforce Notification

Notice of Worker’s Compensation Insurance

Information on Employees’ Unemployment Insurance Coverage

Notice of Rights Under the Massachusetts Parental Leave Law

Fair Employment in Massachusetts

18706 NORTH CREEK PARKWAY SUITE 104 BOTHELL, WA 98011

Appendix A

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual— (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”